Exhibit 99.1

Contacts: Tom Ward 317-685-7330 Investors Les Morris 317-263-7711 Media	FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES $2 BILLION COMMON STOCK REPURCHASE PROGRAM

INDIANAPOLIS, April 2, 2015 — Simon Property Group, Inc. (NYSE: SPG), a leading global retail real estate company, today announced that the Company’s Board of Directors authorized a common stock repurchase program.  Under the program, the Company may purchase up to $2 billion of its common stock over the next 24 months as market conditions warrant.  The shares may be repurchased in the open market or in privately negotiated transactions.

About Simon

Simon is a global leader in retail real estate ownership, management and development and a S&P100 company (Simon Property Group, NYSE:SPG). Our industry-leading retail properties and investments across North America, Europe and Asia provide shopping experiences for millions of consumers every day and generate billions in annual retail sales. For more information, visit simon.com.